Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 19, 2012	Contact:	Michael M. Larsen
Interim CEO and CFO
Tel. (610) 249-2002

GARDNER DENVER REPORTS SECOND QUARTER 2012 RESULTS

•	Diluted earnings per share (“DEPS”) of $1.51 up 19% from the prior year, exceeding previous guidance

•	Operating margins expanded 140 basis points to 17.6%

•

Revised full-year forecast down $0.30 to $4.90 to $5.10 DEPS, or $5.30 to $5.50 on an Adjusted DEPS basis, driven by slower economic growth, principally in Europe, and headwind from foreign exchange (1)

WAYNE, Pa., July 19, 2012 — Gardner Denver, Inc. (NYSE: GDI) today reported second quarter 2012 net income of $75.3 million, or $1.51 per diluted share, compared to $67.1 million, or $1.27 per diluted share in the second quarter of 2011. Results for the second quarter of 2012 included unfavorable after-tax charges of $0.02 diluted earnings per share primarily related to the Company’s disposition of two facilities and acquisition related costs, resulting in Adjusted DEPS of $1.53. (1)

Second quarter 2012 revenues were $613.0 million, an increase of 0.4% compared to the prior year second quarter. The positive contribution from the recent Robuschi acquisition as well as increased sales of pressure pumps and associated after markets parts, and late cycle projects in the Engineered Products Group (“EPG”) were offset by headwind from foreign exchange, as the U.S. Dollar appreciated against other major currencies, as well as declines in the Industrial Products Group (“IPG”) primarily in Europe.

Operating income for the second quarter of 2012 was $108.0 million, compared to $99.2 million in the second quarter of the prior year, resulting in an increase in operating margins of 140 basis points to 17.6%. Operating margins expanded in both segments driven by tight cost controls and the impact of the recent Robuschi acquisition.

“In a slower growth environment, Gardner Denver had a good second quarter as DEPS increased 19% over the prior year to $1.51, exceeding our previously stated guidance,” said Michael M. Larsen, Gardner Denver’s interim Chief Executive Officer. “We executed well on our margin expansion initiatives as operating margins expanded in both segments and we continued to take steps toward optimizing our cost structure, as we announced the closure of 8 facilities globally and reduced staffing by 3%. Our cash flow from operating activities was $66 million, an increase of 36% compared to the first quarter of 2012, and we returned over $107 million in cash to our shareholders in the second quarter through the repurchase of 1.664 million shares of our common stock and the payment of dividends.”

Factors affecting second quarter results for the Company’s business segments included: (2)

Engineered Products Group (EPG)

EPG revenues increased 0.2% to $283 million for the second quarter of 2012 compared to the prior year second quarter principally as a result of higher unit volumes in pressure pumps and associated aftermarket parts offset by declines in the shorter cycle Thomas business. Operating income in the second quarter of 2012 increased 4% to $67.2 million as operating margins improved to 23.7%, up 80 basis points from last year’s second quarter.

“Second quarter shipments of OEM pressure pumps and fluid ends increased at a double-digit rate versus the same period in the prior year. As expected, EPG orders declined 36% driven by significantly lower demand for Petroleum and Industrial Pumps partially offset by orders for Nash pumps as a result of strength in chemical and oil & gas end markets. In our Petroleum and Industrial Pumps business we continue to focus on capturing the aftermarket opportunity and taking decisive cost actions to partially offset the impact of the expected decline in shipments in the second half of 2012,” said Larsen.

Industrial Products Group (IPG)

IPG revenues increased 0.6% to $330 million for the second quarter of 2012 compared to the prior year second quarter driven primarily by the positive contribution from the recent Robuschi acquisition and strong demand in the Asia Pacific region, offset by lower sales principally in Europe and China as well as headwind from foreign exchange. Operating income in the second quarter of 2012 increased 19% to $40.8 million as operating margins expanded to 12.4%, up 190 basis points from last year’s second quarter.

“IPG had a solid second quarter as the team delivered on our ‘14 x 14’ margin expansion strategy in a slower growth environment, and we were very pleased with the operational and financial performance of our recent Robuschi acquisition. In addition, we continue to take the necessary steps to optimize our cost structure in a more challenging environment as the development of our European restructuring plans is nearing completion,” said Larsen.

Outlook

“Halfway through 2012 we are pleased with our operational and financial performance as revenues in the first six months of 2012 increased 7% and Adjusted DEPS increased 17% over the same period in 2011. (1) Looking forward to the balance of 2012, we face headwinds from a more challenging macroeconomic environment, principally in Europe, lower shipments of OEM pressure pumps in line with previous expectations and foreign exchange. We remain fully committed to our strategic initiatives, supported by the lean principles of the Gardner Denver Way, as we continue to execute on our plans for margin expansion and cash generation. Our capital deployment strategy of opportunistically repurchasing our stock remains unchanged and we currently have a 1.6 million share repurchase authorization from our Board of Directors,” said Larsen.

The company now expects full-year DEPS to be in the range of $4.90 to $5.10 as compared to its prior guidance of $5.20 to $5.40. This new forecast represents a $0.30 adjustment driven principally by a broadly weaker economy in Europe and the exchange rate impact of foreign currencies. Third quarter 2012 earnings are expected to be in the range of $1.12 to $1.22 DEPS. These projections include profit improvement costs and other items totaling $0.03 per diluted share for the third quarter and $0.40 per diluted share for the total year. Third quarter 2012 Adjusted DEPS are expected to be in a range of $1.15 to $1.25 and full year 2012 Adjusted DEPS are expected to be in a range of $5.30 to $5.50, as compared to prior guidance of $5.60 to $5.80. (1)

Conference Call

Gardner Denver will broadcast a conference call to discuss results for the second quarter of 2012 on Friday, July 20, 2012 at 8:30 a.m. EDT through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investors section on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: execution of restructuring plans, senior management turnover, changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2011, and its subsequent quarterly reports on Form 10-Q for the 2012 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

(1)	Adjusted Operating Income and Adjusted Operating Margin, on a consolidated and segment basis, and Adjusted DEPS are financial measures that are not in accordance with GAAP. For reconciliation to the comparable GAAP number for reported historic periods please see “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income, Adjusted Operating Margin and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance.
(2)	Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Revenues	$613,014	$610,693	—	$1,217,370	$1,142,546	7
Cost of sales	401,144	400,425	—	802,933	747,822	7

Gross profit	211,870	210,268	1	414,437	394,724	5
Selling and administrative expenses	103,115	105,009	(2)	209,028	201,030	4
Other operating expense, net	720	6,087	(88)	17,582	7,699	128

Operating income	108,035	99,172	9	187,827	185,995	1
Interest expense	3,967	3,934	1	7,801	9,281	(16)
Other (income) expense, net	(357)	279	(228)	(1,580)	(683)	131

Income before income taxes	104,425	94,959	10	181,606	177,397	2
Provision for income taxes	28,822	27,263	6	50,888	49,802	2

Net income	75,603	67,696	12	130,718	127,595	2
Less: Net income attributable to noncontrolling interests	336	575	(42)	619	996	(38)

Net income attributable to Gardner Denver	$75,267	$67,121	12	$130,099	$126,599	3

Earnings per share attributable to Gardner Denver common stockholders:
Basic earnings per share	$1.52	$1.28	19	$2.60	$2.42	7

Diluted earnings per share	$1.51	$1.27	19	$2.58	$2.40	8

Cash dividends declared per common share	$0.05	$0.05	—	$0.10	$0.10	—

Basic weighted average number of shares outstanding	49,582	52,285		50,110	52,246

Diluted weighted average number of shares outstanding	49,808	52,684		50,372	52,662

Shares outstanding as of June 30	48,971	52,316

GARDNER DENVER, INC.

CONDENSED BALANCE SHEET ITEMS

(in thousands, except percentages)

(Unaudited)

	6/30/2012	3/31/2012	% Change	12/31/2011
Cash and cash equivalents	$225,093	$186,862	20	$155,259
Accounts receivable, net	466,582	484,014	(4)	477,505
Inventories, net	343,064	356,660	(4)	311,679
Total current assets	1,094,582	1,104,348	(1)	1,015,734

Total assets	2,426,238	2,478,590	(2)	2,365,568

Short-term borrowings and current maturities of long-term debt	94,895	89,808	6	77,692
Accounts payable and accrued liabilities	399,536	461,108	(13)	428,062
Total current liabilities	494,431	550,916	(10)	505,754
Long-term debt, less current maturities	404,719	314,641	29	326,133

Total liabilities	1,144,932	1,122,634	2	1,085,937

Total stockholders’ equity	$1,281,306	$1,355,956	(6)	$1,279,631

GARDNER DENVER, INC.

BUSINESS SEGMENT RESULTS

(in thousands, except percentages)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Industrial Products Group
Revenues	$329,722	$327,846	1	$655,549	$614,056	7
Operating income	40,825	34,325	19	56,364	65,127	(13)
% of revenues	12.4%	10.5%		8.6%	10.6%
Orders	326,160	323,687	1	683,669	647,198	6
Backlog	280,042	254,490	10	280,042	254,490	10

Engineered Products Group
Revenues	283,292	282,847	—	561,821	528,490	6
Operating income	67,210	64,847	4	131,463	120,868	9
% of revenues	23.7%	22.9%		23.4%	22.9%
Orders	200,302	313,264	(36)	523,087	601,679	(13)
Backlog	373,878	427,168	(12)	373,878	427,168	(12)

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income	$40,825	$34,325		$56,364	$65,127
Engineered Products Group operating income	67,210	64,847		131,463	120,868

Consolidated operating income	108,035	99,172		187,827	185,995
% of revenues	17.6%	16.2%		15.4%	16.3%
Interest expense	3,967	3,934		7,801	9,281
Other (income) expense, net	(357)	279		(1,580)	(683)

Income before income taxes	$104,425	$94,959		$181,606	$177,397

% of revenues	17.0%	15.5%		14.9%	15.5%

The Company evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.

SELECTED FINANCIAL DATA SCHEDULE

(in millions, except percentages)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	$ Millions	% Change	$ Millions	% Change
Industrial Products Group
2011 Revenues	327.8		614.1
Incremental effect of acquisitions	25.1	8	47.3	8
Effect of currency exchange rates	(17.9)	(5)	(22.6)	(4)
Organic growth	(5.3)	(2)	16.7	3

2012 Revenues	329.7	1	655.5	7

2011 Orders	323.7		647.2
Incremental effect of acquisitions	23.8	7	52.6	8
Effect of currency exchange rates	(17.7)	(5)	(22.5)	(3)
Organic growth	(3.6)	(1)	6.4	1

2012 Orders	326.2	1	683.7	6

Backlog as of 6/30/11	254.5
Incremental effect of acquisitions	24.6	10
Effect of currency exchange rates	(17.1)	(7)
Organic growth	18.0	7

Backlog as of 6/30/12	280.0	10

Engineered Products Group
2011 Revenues	282.8		528.5
Effect of currency exchange rates	(8.6)	(3)	(10.2)	(2)
Organic growth	9.1	3	43.5	8

2012 Revenues	283.3	—	561.8	6

2011 Orders	313.3		601.7
Effect of currency exchange rates	(6.9)	(2)	(8.9)	(1)
Organic growth	(106.1)	(34)	(69.7)	(12)

2012 Orders	200.3	(36)	523.1	(13)

Backlog as of 6/30/11	427.2
Effect of currency exchange rates	(16.6)	(4)
Organic growth	(36.7)	(8)

Backlog as of 6/30/12	373.9	(12)

Consolidated
2011 Revenues	610.7		1,142.5
Incremental effect of acquisitions	25.1	4	47.3	4
Effect of currency exchange rates	(26.5)	(4)	(32.8)	(3)
Organic growth	3.7	—	60.4	6

2012 Revenues	613.0	—	1,217.4	7

2011 Orders	637.0		1,248.9
Incremental effect of acquisitions	23.8	4	52.6	4
Effect of currency exchange rates	(24.6)	(4)	(31.4)	(3)
Organic growth	(109.7)	(17)	(63.3)	(4)

2012 Orders	526.5	(17)	1,206.8	(3)

Backlog as of 6/30/11	681.7
Incremental effect of acquisitions	24.6	4
Effect of currency exchange rates	(33.7)	(5)
Organic growth	(18.7)	(3)

Backlog as of 6/30/12	653.9	(4)

GARDNER DENVER, INC.

RECONCILIATION OF OPERATING INCOME AND DEPS TO

ADJUSTED OPERATING INCOME AND ADJUSTED DEPS

(in thousands, except per share amounts and percentages)

(Unaudited)

While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended June 30, 2012			Six Months Ended June 30, 2012
	Industrial Products Group	Engineered Products Group	Consolidated	Industrial Products Group	Engineered Products Group	Consolidated
Operating income	$40,825	$67,210	$108,035	$56,364	$131,463	$187,827
% of revenues	12.4%	23.7%	17.6%	8.6%	23.4%	15.4%
Adjustments to operating income:
Profit improvement initiatives (3)	(613)	543	(70)	11,389	2,761	14,150
Robuschi backlog and inventory amortization (4)	—	—	—	7,391	—	7,391
Other, net (5)	1,195	416	1,611	2,205	695	2,900

Total adjustments to operating income	582	959	1,541	20,985	3,456	24,441
Adjusted operating income	$41,407	$68,169	$109,576	$77,349	$134,919	$212,268
% of revenues, as adjusted	12.6%	24.1%	17.9%	11.8%	24.0%	17.4%

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
	Industrial Products Group	Engineered Products Group	Consolidated	Industrial Products Group	Engineered Products Group	Consolidated
Operating income	$34,325	$64,847	$99,172	$65,127	$120,868	$185,995
% of revenues	10.5%	22.9%	16.2%	10.6%	22.9%	16.3%
Adjustments to operating income:
Profit improvement initiatives (3)	2,680	303	2,983	3,571	392	3,963
Other, net (5)	1,463	766	2,229	1,976	944	2,920

Total adjustments to operating income	4,143	1,069	5,212	5,547	1,336	6,883
Adjusted operating income	$38,468	$65,916	$104,384	$70,674	$122,204	$192,878
% of revenues, as adjusted	11.7%	23.3%	17.1%	11.5%	23.1%	16.9%

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Diluted earnings per share	$1.51	$1.27	19	$2.58	$2.40	8
Adjustments to diluted earnings per share:
Profit improvement initiatives (3)	(0.00)	0.05		0.20	0.06
Robuschi backlog and inventory amortization (4)	—	—		0.11	—
Other, net (5)	0.02	0.03		0.04	0.04

Total adjustments to diluted earnings per share	0.02	0.08		0.35	0.10
Adjusted diluted earnings per share	$1.53	$1.35	13	$2.93	$2.50	17

(3)	Charges in both years reflect costs, including employee termination benefits, to streamline operations and reduce overhead costs.
(4)	Relates to amortization of the fair market value adjustments to backlog and inventory acquired as part of the acquisition of Robuschi SpA.
(5)

Charges in 2012 consist primarily of fair value adjustments related to the exit of a business, costs associated with the closure of certain manufacturing facilities, certain severance payments and acquisition due diligence costs. Charges in 2011 consist primarily of costs associated with the closure of a manufacturing facility and corporate relocation.